Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333 26359) pertaining to the Sonic Corp. Savings and Profit Sharing Plan of our report dated May 23, 2013, with respect to the statement of net assets available for benefits of Sonic Corp. Savings and Profit Sharing Plan as of December 31, 2012, which report is included in this Annual Report (Form 11-K) for the year ended December 31, 2013.

/s/ Ernst & Young LLP

Oklahoma City, Oklahoma

June 4,  2014